Exhibit 99.1

News Release

Coca-Cola Consolidated Board of Directors
Approves 10 for 1 Stock Split

CHARLOTTE, March 4, 2025 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) today announced that its Board of Directors approved a 10-for-1 split of the Company’s Common Stock and Class B Common Stock.

The stock split is subject to stockholder approval of an amendment to the Company's Restated Certificate of Incorporation to effect a 10-for-1 forward stock split of the Company’s Common Stock and Class B Common Stock and to proportionally increase the number of authorized shares of Common Stock and Class B Common Stock to accommodate the stock split (the “Amendment”). The Company intends to seek stockholder approval for the Amendment at its upcoming Annual Meeting of Stockholders on May 13, 2025.

If the Amendment is approved, stockholders of record as of May 16, 2025 will receive 9 additional shares for each share of Common Stock or Class B Common Stock held. Additional shares will be distributed to stockholders of record on or about May 23, 2025. The Company’s shares are expected to begin trading on a split-adjusted basis on or about Tuesday, May 27, 2025.

“We are pleased to announce this stock split as our shares are trading near an all-time high,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “Our solid financial performance has led to increased investor interest in our Company, and we believe this stock split will make our stock more accessible to a broader range of investors."

CONTACTS:
Brian K. Little (Media)	Scott Anthony (Investors)
Vice President, Corporate Communications Officer	Executive Vice President & Chief Financial Officer
(980) 378-5537	(704) 557-4633
Brian.Little@cokeconsolidated.com	Scott.Anthony@cokeconsolidated.com

About Coca-Cola Consolidated, Inc.
Headquartered in Charlotte, N.C., Coca‑Cola Consolidated (NASDAQ: COKE) is the largest Coca‑Cola bottler in the United States. We make, sell and distribute beverages of The Coca‑Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia, to approximately

60 million consumers. For over 123 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably.

More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, X, Instagram and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this news release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements include those statements that do not relate strictly to historical or current facts. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify forward-looking statements. While the Company has based these forward-looking statements on its current beliefs and expectations, these forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions that may cause the Company’s actual business, financial condition or results of operation to be materially different from those expressed or implied by such forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of the Company’s Annual Reports on Form 10-K and other filings the Company makes with the SEC. The Company does not undertake any obligation to update forward-looking statements except as required by applicable law.